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         SECURITIES AND EXCHANGE COMMISSION        OMB APPROVAL
               Washington, D.C. 20549              OMB Number: 3235-0145
                                                   Expires: December 31, 1997
   Estimated average burden
   hours per response......14.90

                                 SCHEDULE 13G
                  Under the Securities Exchange Act of 1934
                          (Amendment No.    1     )*
                                         -------

                         CHRIS-CRAFT INDUSTRIES, INC.
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                               (Name of Issuer)

                     Prior Preferred Stock, No Par Value
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                        (Title of Class of Securities)

                                  170520209
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                                (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No.   170520209
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1      NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
       Laifer Capital Management, Inc.
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2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                       (a) / /
                                                                (b) / /
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3      SEC USE ONLY

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4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
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                       5       SOLE VOTING POWER
                               0
      NUMBER OF        --------------------------------------------------------
       SHARES          6       SHARED VOTING POWER
    BENEFICIALLY               0
      OWNED BY         --------------------------------------------------------
        EACH           7       SOLE DISPOSITIVE POWER
      REPORTING                0
       PERSON          --------------------------------------------------------
        WITH           8       SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       0
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10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)                                           / /
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11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       0%
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12     TYPE OF REPORTING PERSON (See Instructions)
       CO, IA
-------------------------------------------------------------------------------

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Item 1.        (a)   Name of Issuer:
                     Chris-Craft Industries, Inc.

               (b) Address of Issuer's Principal Executive Offices or, if none, Residence:
                     767 Fifth Avenue
                     New York, New York 10153

Item 2.        (a)   Name of Person Filing:
                     Laifer Capital Management, Inc.

               (b)   Address of Principal Business Office or, if none,
     Residence:
                     45 West 45th Street
                     New York, New York 10036

               (c)   Citizenship:
                     Delaware

               (d)   Title of Class of Securities:
                     Prior Preferred Stock, no par value

               (e)   CUSIP Number:
                     170520209

Item 3. If this statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is an:

               (a)[ ] Broker or Dealer registered under Section 15 of the Act
               (b)[ ] Bank as defined in section 3(a)(6) of the Act
               (c)[ ] Insurance Company as defined in section 3(a)(19) of the Act
               (d)[ ] Investment Company registered under section 8 of the
                      Investment Company Act
               (e)[x] Investment Adviser registered under section 203 of the
                      Investment Advisers Act of 1940
               (f)[ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F)
               (g)[ ] Parent Holding Company, in accordance with 13d-1(b)(ii)(G)
                      (Note: See Item 7)
               (h)[ ] Group, in accordance with 13d-1(b)(1)(ii)(H)

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Item 4.        Ownership:

               (a) Amount Beneficially Owned: 0

               (b) Percent of Class: 0%


               (c) Number of Shares as to which such person has:

                   (i)   sole power to vote or direct the vote - 0

                   (ii)  shared power to vote or direct the vote - 0

                   (iii) sole power to dispose or direct the disposition of- 0

                   (iv)  shared power to dispose or direct the disposition of- 0

Item 5.        Ownership of Five Percent or Less of a Class:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person:
               Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
               Company:
               Not Applicable

Item 8.        Identification and Classification of Members of the Group: Not
               Applicable

Item 9.        Notice of Dissolution of Group: Not Applicable

Item 10.       Certification:

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

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Signature

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          LAIFER CAPITAL MANAGEMENT, INC.


                                          BY:      /s/ Lance Laifer
                                              ----------------------------
                                                      Lance Laifer
                                                      President


Dated:  February 11, 1998